EXHIBIT 1


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Main Street and Main Incorporated:

We consent to incorporation by reference in the Registration Statement No. 333-55100 on Form S-8 of Main Street and Main Incorporated of our report dated June 21, 2002, relating to the statement of net assets available for benefits of the Main Street and Main Incorporated 401(k) Profit Sharing Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended, and related supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Main Street and Main Incorporated 401(k) Profit Sharing Plan.

                                        /s/ KPMG LLP

Phoenix, Arizona
June 28, 2002